Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Adam Dabrowski	Sara Matheu
(847) 720-1688	(847) 720-2392
Adam.Dabrowski@usfoods.com	Sara.Matheu@usfoods.com

US FOODS REPORTS FOURTH QUARTER AND FISCAL YEAR 2022 EARNINGS
Drove Net Sales of $8.5 Billion, Up 11.5% from Q4 2021
Accelerated Earnings and Case Growth in Fourth Quarter
Reduced Net Leverage to 3.5x and Repurchased $31 Million of Shares to Date
Delivered $1.31 Billion of Adjusted EBITDA in 2022

ROSEMONT, Ill. (BUSINESS WIRE) Feb. 16, 2023 – US Foods Holding Corp. (NYSE: USFD), one of the largest foodservice distributors in the United States, today announced results for the fourth quarter and full fiscal year 2022.

Fourth Quarter Fiscal 2022 Highlights
•Net income available to common shareholders was $83 million
•Adjusted EBITDA increased 33.6% to $350 million
•Diluted EPS was $0.37; Adjusted Diluted EPS was $0.55
•Net sales increased 11.5% to $8.5 billion
•Total case volume increased 2.6%; independent restaurant case volume increased 5.8%
•Gross profit increased 17.1% to $1.5 billion

Fiscal Year 2022 Highlights
•Net income available to common shareholders was $228 million
•Adjusted EBITDA increased 23.9% to $1.31 billion
•Diluted EPS was $1.01; Adjusted Diluted EPS was $2.14
•Net sales increased 15.5% to $34.1 billion
•Total case volume increased 1.7%; independent restaurant case volume increased 4.3%
•Gross profit increased 18.0% to $5.5 billion

CEO Perspective
“US Foods' strong financial results this quarter reflect the growing positive momentum that our team built over the past year," said Dave Flitman, CEO. "In the fourth quarter, we grew case volume across nearly all customer types and doubled growth in independent restaurants over the prior quarter. That performance, coupled with gross margin optimization and cost structure improvements, drove 34% growth in Adjusted EBITDA. For the full year, we exceeded the high-end of our guidance by delivering Adjusted EBITDA of $1.31 billion, demonstrating the continued dedication of our team of 29,000 talented associates and solid execution against our long-range plan. I am excited to lead this next chapter for US Foods as we build upon our significant progress in delivering value to our shareholders, customers, associates and communities."

Fourth Quarter Fiscal 2022 Results

Net income available to common shareholders was $83 million, an increase of $24 million compared to the prior year. Adjusted EBITDA was $350 million, an increase of $88 million, or 33.6%, compared to the prior year. Adjusted EBITDA margin was 4.1%, an increase of 70 basis points compared to the prior year. Diluted EPS was $0.37; Adjusted Diluted EPS was $0.55.

Net sales of $8.5 billion for the quarter increased 11.5% from the prior year, driven by food cost inflation of 8.4% compared to prior year. Total case volume increased 2.6% from the prior year on a 5.8% increase in independent restaurant case volume, a 19.2% increase in hospitality volume and a 5.6% increase in healthcare volume, offset by a 5.8% decrease in chain volume. Year-over-year total case growth for the fourth quarter was negatively impacted approximately 1% by the strategic exit of a small number of lower margin chain restaurant and education customers.

Gross profit of $1.5 billion increased $212 million, or 17.1%, from the prior year, primarily as a result of optimized pricing, increased freight income from improved inbound logistics, cost of goods sold optimization and food cost inflation in multiple product categories. Gross profit as a percentage of Net sales was 17.1%. Adjusted Gross profit was $1.5 billion, a 16.0% increase from the prior year. Adjusted Gross profit as a percentage of Net sales was 17.1% and adjusted Gross profit per case continued at strong levels due to the aforementioned factors.

Operating expenses of $1.3 billion increased $153 million, or 13.8% from the prior year. Operating expenses increased primarily driven by higher distribution costs, reflecting higher labor costs as a result of increased turnover and higher than normal wage inflation. These increases were partially offset by cost savings initiatives outlined in the long-range plan including routing improvements and focused efforts positively impacting labor turnover and productivity. Operating expenses as a percent of Net sales were 14.8%. Adjusted Operating expenses for the quarter were $1.1 billion, an increase of $112 million, or 11.2% from the prior year, due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 13.1%.

Fiscal Year 2022 Results
Net income available to common shareholders was $228 million, an increase of $107 million compared to the prior year. Adjusted EBITDA was $1,310 million, an increase of $253 million, or 23.9% compared to the prior year. Adjusted EBITDA margin was 3.8%, an increase of 20 basis points compared to the prior year. Diluted EPS was $1.01; Adjusted Diluted EPS was $2.14.

Net sales of $34.1 billion increased 15.5% from the prior year driven by food cost inflation of 13.0% compared to the prior year. Total case volume increased 1.7% from the prior year on a 4.3% increase in independent restaurant case volume, a 31.0% increase in hospitality volume and a 2.9% increase in healthcare volume, offset by a 6.1% decrease in chain volume. Year-over-year total case growth for the year was negatively impacted approximately 2.8% by the planned mid-2021 exit of the lower margin grocery retail business the Company temporarily added during the pandemic and the strategic exit of a small number of lower margin chain restaurant and education customers.

Gross profit of $5.5 billion increased $837 million, or 18.0%, from the prior year. Key drivers included an increase in total case volume, optimized pricing, increased freight income from improved inbound logistics, cost of goods sold optimization, food cost inflation in multiple product categories and a favorable year-over-year LIFO adjustment. Gross profit as a percentage of Net sales was 16.1%. Adjusted Gross profit was $5.6 billion, a 17.0% increase from the prior year. Adjusted Gross profit as a percentage of Net sales was 16.6% and adjusted Gross profit per case was strong due to the aforementioned factors.

Operating expenses of $4.9 billion increased $667 million, or 15.8% from the prior year. Operating expenses increased primarily due to greater volume and higher distribution costs, reflecting higher labor costs as a result of increased turnover and higher than normal wage inflation. These increases were partially offset by cost savings initiatives outlined in the long-range plan including: (1) routing improvements, (2) completion of new warehouse selection technology implementation, and (3) focused efforts positively impacting labor turnover and productivity. Operating expenses as a percent of Net sales were 14.4%. Adjusted Operating expenses were $4.4 billion, an increase of $562 million, or 14.8% from the prior year, due to the aforementioned factors. Adjusted Operating expenses as a percent of Net sales were 12.8%.

Cash Flow and Debt

Net cash provided by operating activities for fiscal 2022 was $765 million, an increase of $346 million from the prior year. Cash capital expenditures for fiscal 2022 were $265 million, a decrease of $9 million from the prior year, and related to investments in information technology, new construction and expansion of distribution facilities and property and equipment for fleet replacement.

During fiscal 2022, the Company used cash-on-hand to make a $100 million voluntary prepayment on the 2021 Incremental Term Loan Facility and $200 million of voluntary prepayments on the 2019 Incremental Term Loan Facility.

Net Debt at the end of fiscal year 2022 was $4.6 billion, a decrease of $220 million versus the end of fiscal 2021. The ratio of Net Debt to Adjusted EBITDA was 3.5x at the end of fiscal 2022, as compared to 4.6x at the end of fiscal 2021.

Outlook for Fiscal Year 20231
The Company is providing 2023 guidance of:
•Adjusted EBITDA of $1.45-$1.51 billion
•Adjusted Diluted EPS of $2.45-$2.65
•Interest expense of $310-$325 million
•Total capital expenditures of $410-$430 million, consisting of $290-$310 million of cash capital expenditures and ~$120 million of fleet capital leases
•Net Debt to Adjusted EBITDA leverage below 3.0x by end of fiscal year 2023

1 The Company is not providing a reconciliation of certain forward-looking non-GAAP financial measures, including Adjusted EBITDA and Adjusted Diluted EPS, because the Company is unable to predict with reasonable certainty the financial impact of certain significant items, including restructuring costs and asset impairment charges, share-based compensation expenses, non-cash impacts of LIFO reserve adjustments, losses on extinguishments of debt, business transformation costs, other gains and losses, business acquisition and integration related costs and diluted earnings per share. These items are uncertain, depend on various factors, and could have a material impact on GAAP reported results for the guidance periods. For the same reasons, the Company is unable to address the significance of the unavailable information, which could be material to future results.

Conference Call and Webcast Information
US Foods will host a live webcast to discuss fourth quarter and fiscal year 2022 results on February 16, 2023 at 9 a.m. CST. The call can also be accessed live over the phone by dialing (877) 344-2001; the conference ID number is 2528845.

Presentation slides will be available shortly before the webcast begins. The webcast, slides, and a copy of this press release can be found in the Investor Relations section of our website at https://ir.usfoods.com.

About US Foods
With a promise to help its customers Make It, US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 250,000 restaurants and foodservice operators to help their businesses succeed. With 70 broadline locations and more than 85 cash and carry stores, US Foods and its 29,000 associates provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill. Visit www.usfoods.com to learn more.

Forward-Looking Statements
Statements in this press release which are not historical in nature, including those under the heading “Outlook for Fiscal Year 2023,” are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions (although not all forward-looking statements may contain such words) and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: economic factors affecting consumer confidence and discretionary spending and reducing the consumption of food prepared away from home; cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers and interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; achievement of expected benefits from cost savings initiatives; increases in fuel costs; changes in consumer eating habits; cost and pricing structures; the impact of climate change or related legal, regulatory or market measures; impairment charges for goodwill, indefinite-lived intangible assets or other long-lived assets; the impact of governmental regulations; product recalls and product liability claims; our reputation in the industry; labor relations and increased labor costs and continued access to qualified and diverse labor; indebtedness and restrictions under agreements governing our indebtedness; interest rate increases; the replacement of the London Interbank Offered Rate (“LIBOR”) with an alternative reference rate; disruption of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; risks associated with intellectual property, including potential infringement; effective integration of acquired businesses; misalignment of shareholder interests; potential costs associated with shareholder activism; changes in tax laws and regulations and resolution of tax disputes; certain provisions in our governing documents; health and safety risks to our associates and related losses; adverse judgments or settlements resulting from litigation; extreme weather conditions, natural disasters and other catastrophic events; and management of retirement benefits and pension obligations.

For a detailed discussion of these risks, uncertainties and other factors that could cause our results to differ materially from those anticipated or expressed in any forward-looking statements, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022. Additional risks and uncertainties are discussed from time to time in current, quarterly and annual reports filed by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Additionally, we operate in a highly competitive and rapidly changing environment; new risks and uncertainties may emerge from time to time, and it is not possible to predict all risks nor identify all uncertainties. The forward-looking statements contained in this press release speak only as of the date of this press release and are based on information and estimates available to us at this time. We undertake no obligation to update or revise any forward-looking statements, except as may be required by law.

Non-GAAP Financial Measures
We report our financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income (loss) and Adjusted Diluted EPS are non-GAAP financial measures regarding our operational performance and liquidity. These non-GAAP financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We use Adjusted Gross profit and Adjusted Operating expenses as supplemental measures to GAAP measures to focus on period-over-period changes in our business and believe this information is helpful to investors. Adjusted Gross profit is Gross profit adjusted to remove the impact of the LIFO inventory reserve adjustments. Adjusted Operating expenses are Operating expenses adjusted to exclude amounts that we do not consider part of our core operating results when assessing our performance.

We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. EBITDA is Net income (loss), plus Interest expense-net, Income tax provision (benefit), and Depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for (1) Restructuring costs and asset impairment charges; (2) Share-based compensation expense; (3) the non-cash impact of LIFO reserve adjustments;

(4) loss on extinguishment of debt; (5) Business transformation costs; and (6) other gains, losses or costs as specified in the agreements governing our indebtedness. Adjusted EBITDA margin is Adjusted EBITDA divided by total net sales.

We use Net Debt as a supplemental measure to GAAP measures to review the liquidity of our operations. Net Debt is defined as total debt net of total Cash, cash equivalents and restricted cash remaining on the balance sheet as of the end of the most recent fiscal quarter. We believe that Net Debt is a useful financial metric to assess our ability to pursue business opportunities and investments. Net Debt is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash Flows Provided by Operations or Cash Flows Used in Financing Activities.

We believe that Adjusted Net income (loss) is a useful measure of operating performance for both management and investors because it excludes items that are not reflective of our core operating performance and provides an additional view of our operating performance including depreciation, interest expense, and Income taxes on a consistent basis from period to period. Adjusted Net income (loss) is Net income (loss) excluding such items as restructuring costs and asset impairment charges, Share-based compensation expense, the non-cash impacts of LIFO reserve adjustments, loss on extinguishment of debt, Business transformation costs and other items, and adjusted for the tax effect of the exclusions and discrete tax items. We believe that Adjusted Net income (loss) may be used by investors, analysts, and other interested parties to facilitate period-over-period comparisons and provides additional clarity as to how factors and trends impact our operating performance.
We use Adjusted Diluted Earnings per Share, which is calculated by adjusting the most directly comparable GAAP financial measure, Diluted Earnings per Share, by excluding the same items excluded in our calculation of Adjusted EBITDA to the extent that each such item was included in the applicable GAAP financial measure. We believe the presentation of Adjusted Diluted Earnings per Share is useful to investors because the measurement excludes amounts that we do not consider part of our core operating results when assessing our performance. We also believe that the presentation of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted Diluted Earnings per Share is useful to investors because these metrics may be used by securities analysts, investors and other interested parties in their evaluation of the operating performance of companies in our industry.

Management uses these non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used in connection with certain covenants and restricted activities under the agreements governing our indebtedness. We also believe these and similar non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties to evaluate companies in our industry.

We caution readers that our definitions of Adjusted Gross profit, Adjusted Operating expenses, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, Net Debt, Adjusted Net income (loss) and Adjusted Diluted EPS may not be calculated in the same manner as similar measures used by other companies. Definitions and reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures are included in the schedules attached to this press release.
Source: US Foods
###

US FOODS HOLDING CORP.
Consolidated Balance Sheets
(Unaudited)

($ in millions)	December 31, 2022	January 1, 2022

ASSETS
Current assets
Cash and cash equivalents	$211	$148
Accounts receivable, less allowances of $30 and $33	1,705	1,469
Vendor receivables, less allowances of $8 and $7	143	145
Inventories—net	1,616	1,686
Prepaid expenses	124	120
Assets held for sale	2	8
Other current assets	19	18
Total current assets	3,820	3,594
Property and equipment—net	2,171	2,033
Goodwill	5,625	5,625
Other intangibles—net	785	830
Deferred tax assets	—	8
Other assets	372	431
Total assets	$12,773	$12,521

LIABILITIES, MEZZANINE EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities:
Cash overdraft liability	$175	$183
Accounts payable	1,855	1,662
Accrued expenses and other current liabilities	650	610
Current portion of long-term debt	116	95
Total current liabilities	2,796	2,550
Long-term debt	4,738	4,916
Deferred tax liabilities	298	307
Other long-term liabilities	446	479
Total liabilities	8,278	8,252
Mezzanine equity:
Series A convertible preferred stock	534	534
Shareholders' equity:
Common stock	2	2
Additional paid-in capital	3,036	2,970
Retained earnings	1,010	782
Accumulated other comprehensive loss	(73)	(19)
Treasury Stock	(14)	—
Total shareholders’ equity	3,961	3,735
Total liabilities, mezzanine equity and shareholders' equity	$12,773	$12,521

US FOODS HOLDING CORP.
Consolidated Statements of Operations
(Unaudited)

	For the quarter ended		For the year ended
($ in millions, except share and per share data)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net sales	$8,515	$7,639	$34,057	$29,487
Cost of goods sold	7,061	6,397	28,565	24,832
Gross profit	1,454	1,242	5,492	4,655
Distribution, selling and administrative costs	1,246	1,105	4,886	4,220
Restructuring costs and asset impairment charges	12	—	12	11
Total operating expenses	1,258	1,105	4,898	4,231
Operating income	196	137	594	424
Other income—net	(6)	(7)	(22)	(26)
Interest expense—net	75	55	255	213
Loss on extinguishment of debt	—	—	—	23
Income before income taxes	127	89	361	214
Income tax provision	34	20	96	50
Net income	$93	$69	$265	$164

Net income	$93	$69	$265	$164
Series A convertible preferred stock dividends	(10)	(10)	(37)	(43)
Net income available to common shareholders	$83	$59	$228	$121

Net income per share
Basic	$0.37	$0.26	$1.02	$0.55
Diluted	$0.37	$0.26	$1.01	$0.54

Weighted-average common shares outstanding
Basic	224,887,647	222,583,630	224,102,656	221,864,507
Diluted	226,995,767	225,709,620	226,474,421	225,231,760

US FOODS HOLDING CORP.
Consolidated Statements of Cash Flows
(Unaudited)

	For the year ended
($ in millions)	December 31, 2022	January 1, 2022
Cash Flows From Operating Activities:
Net income	$265	$164
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	372	378
Gain on disposal of property and equipment—net	(5)	(1)
Tangible asset impairment charges	10	1
Intangible asset impairment charges	—	7
Loss on extinguishment of debt	—	23
Amortization of deferred financing costs	12	15
Deferred tax provision	17	38
Share-based compensation expense	45	48
Provision (benefit) for doubtful accounts	6	(24)
Changes in operating assets and liabilities, net of business acquisitions:
(Increase) decrease in receivables	(240)	(386)
Decrease (increase) in inventories	70	(413)
(Increase) decrease in prepaid expenses and other assets	(24)	4
Increase (decrease) in accounts payable and cash overdraft liability	193	471
Increase (decrease) in accrued expenses and other liabilities	44	94
Net cash provided by operating activities	765	419
Cash Flows From Investing Activities:
Proceeds from sales of divested assets	—	5
Proceeds from sales of property and equipment	10	7
Purchases of property and equipment	(265)	(274)
Net cash used in investing activities	(255)	(262)
Cash Flows From Financing Activities:
Proceeds from debt borrowings	1,207	2,305
Principal payments on debt and financing leases	(1,620)	(3,105)
Dividends paid on Series A convertible preferred stock	(37)	(28)
Debt financing costs and fees	(4)	(30)
Repurchase of common stock	(14)	—
Proceeds from employee stock purchase plan	22	20
Proceeds from exercise of stock options	15	15
Tax withholding payments for net share-settled equity awards	(16)	(14)
Net cash used in financing activities	(447)	(837)
Net increase (decrease) in cash and cash equivalents	63	(680)
Cash, cash equivalents and restricted cash—beginning of year	148	828
Cash, cash equivalents and restricted cash—end of year	$211	$148
Supplemental disclosures of cash flow information:
Interest paid—net of amounts capitalized	$243	$185
Income taxes paid—net	68	1
Property and equipment purchases included in accounts payable	36	40
Property and equipment transferred to assets held for sale	—	11
Leased assets obtained in exchange for financing lease liabilities	207	56
Leased assets obtained in exchange for operating lease liabilities	41	32
Cashless exercise of stock options	1	1
Paid-in-kind Series A convertible preferred stock dividends	—	15

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the quarter ended
	Consolidated US Foods
($ in millions, except share and per share data)	December 31, 2022	January 1, 2022	Change	%
Net income available to common shareholders (GAAP)	$83	$59	$24	40.7%
Series A Preferred Stock Dividends	(10)	(10)	—	—%
Net income (GAAP)	93	69	24	34.8%
Interest expense—net	75	55	20	36.4%
Income tax provision	34	20	14	70.0%
Depreciation expense	87	81	6	7.4%
Amortization expense	12	11	1	9.1%
EBITDA (Non-GAAP)	301	236	65	27.5%
Adjustments:
Restructuring costs and asset impairment charges (1)	12	—	12	NM
Share-based compensation expense (2)	11	12	(1)	(8.3)%
LIFO reserve adjustments (3)	4	15	(11)	(73.3)%
Business transformation costs (4)	11	5	6	120.0%
COVID-19 other related expenses (5)	—	2	(2)	(100.0)%
Business acquisition and integration related costs and other (6)	11	(8)	19	(237.5)%
Adjusted EBITDA (Non-GAAP)	350	262	88	33.6%
Depreciation expense	(87)	(81)	(6)	7.4%
Interest expense—net	(75)	(55)	(20)	36.4%
Income tax provision, as adjusted (7)	(50)	(30)	(20)	66.7%
Adjusted Net income (Non-GAAP)	$138	$96	$42	43.8%

Diluted EPS (GAAP)	$0.37	$0.26	$0.11	42.3%
Restructuring costs and asset impairment charges (1)	0.05	—	0.05	NM
Share-based compensation expense (2)	0.04	0.05	(0.01)	(20.0)%
LIFO reserve adjustments (3)	0.02	0.06	(0.04)	(66.7)%
Business transformation costs (4)	0.04	0.02	0.02	100.0%
COVID-19 other related expenses (5)	—	0.01	(0.01)	(100.0)%
Business acquisition and integration related costs and other (6)	0.04	(0.03)	0.07	(233.3)%
Income tax provision, as adjusted (7)	(0.01)	0.01	(0.02)	(200.0)%
Adjusted Diluted EPS (Non-GAAP)(8)	$0.55	$0.38	$0.17	44.7%

Weighted-average diluted shares outstanding (Non- GAAP) (9)	251,753,008	250,466,861

Gross profit (GAAP)	$1,454	$1,242	$212	17.1%
LIFO reserve adjustments (3)	4	15	(11)	(73.3)%
Adjusted Gross profit (Non-GAAP)	$1,458	$1,257	$201	16.0%

Operating expenses (GAAP)	$1,258	$1,105	$153	13.8%
Depreciation expense	(87)	(81)	(6)	7.4%
Amortization expense	(12)	(11)	(1)	9.1%
Restructuring costs and asset impairment charges (1)	(12)	—	(12)	NM
Share-based compensation expense (2)	(11)	(12)	1	(8.3)%
Business transformation costs (4)	(11)	(5)	(6)	120.0%
COVID-19 other related expenses (5)	—	(2)	2	(100.0)%
Business acquisition and integration related costs and other (6)	(11)	8	(19)	(237.5)%
Adjusted Operating expenses (Non-GAAP)	$1,114	$1,002	$112	11.2%

NM - Not Meaningful
(1)Consists primarily of the write-off of old leases ROU asset and lease liability of $9 million associated with entering into a new lease agreement for four distribution facilities for the 13 weeks ended December 31, 2022, non-CEO severance and related costs, and organizational realignment costs.
(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(5)Includes COVID-19 related costs that we are permitted to add back under certain agreements governing our indebtedness.
(6)Includes: (i) aggregate acquisition and integration related costs of $5 million and $6 million for the 13 weeks ended December 31, 2022 and January 1, 2022, respectively; (ii) favorable legal settlement recovery of $16 million for the 13 weeks ended January 1, 2022; and (iii) other gains, losses or costs that we are permitted to addback for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.

(7)Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(8)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(9)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
(Unaudited)

	For the year ended
	Consolidated US Foods
($ in millions, except share and per share data)	December 31, 2022	January 1, 2022	Change	%
Net income available to common shareholders (GAAP)	$228	$121	$107	88.4%
Series A Preferred Stock Dividends	(37)	(43)	6	(14.0)%
Net income (GAAP)	265	164	101	61.6%
Interest expense—net	255	213	42	19.7%
Income tax provision	96	50	46	92.0%
Depreciation expense	327	323	4	1.2%
Amortization expense	45	55	(10)	(18.2)%
EBITDA (Non-GAAP)	988	805	183	22.7%
Adjustments:
Restructuring costs and asset impairment charges (1)	12	11	1	9.1%
Share-based compensation expense (2)	45	48	(3)	(6.3)%
LIFO reserve adjustments (3)	147	165	(18)	(10.9)%
Loss on extinguishment of debt (4)	—	23	(23)	(100.0)%
Business transformation costs (5)	52	22	30	136.4%
COVID-19 bad debt (benefit) expense (6)	—	(15)	15	(100.0)%
COVID-19 other related expenses (7)	—	3	(3)	(100.0)%
Business acquisition and integration related costs and other (8)	66	(5)	71	NM
Adjusted EBITDA (Non-GAAP)	1,310	1,057	253	23.9%
Depreciation expense	(327)	(323)	(4)	1.2%
Interest expense—net	(255)	(213)	(42)	19.7%
Income tax provision, as adjusted (9)	(190)	(133)	(57)	42.9%
Adjusted Net income (Non-GAAP)	$538	$388	$150	38.7%

Diluted EPS (GAAP)	$1.01	$0.54	$0.47	87.0%
Restructuring costs and asset impairment charges (1)	0.05	0.04	0.01	25.0%
Share-based compensation expense (2)	0.18	0.19	(0.01)	(5.3)%
LIFO reserve adjustments (3)	0.59	0.66	(0.07)	(10.6)%
Loss on extinguishment of debt (4)	—	0.09	(0.09)	(100.0)%
Business transformation costs (5)	0.21	0.09	0.12	133.3%
COVID-19 bad debt benefit (6)	—	(0.06)	0.06	(100.0)%
COVID-19 other related expenses (7)	—	0.01	(0.01)	(100.0)%
Business acquisition and integration related costs and other (8)	0.26	(0.02)	0.28	NM
Income tax provision, as adjusted (9)	(0.16)	0.01	(0.17)	NM
Adjusted Diluted EPS (Non-GAAP) (10)	$2.14	$1.55	$0.59	38.1%

Weighted-average diluted shares outstanding (Non-GAAP) (11)	251,231,662	249,886,068

Gross profit (GAAP)	$5,492	$4,655	$837	18.0%
LIFO reserve adjustments (3)	147	165	(18)	(10.9)%
Adjusted Gross profit (Non-GAAP)	$5,639	$4,820	$819	17.0%

Operating expenses (GAAP)	$4,898	$4,231	$667	15.8%
Depreciation expense	(327)	(323)	(4)	1.2%
Amortization expense	(45)	(55)	10	(18.2)%
Restructuring costs and asset impairment charges (1)	(12)	(11)	(1)	9.1%
Share-based compensation expense (2)	(45)	(48)	3	(6.3)%
Business transformation costs (5)	(52)	(22)	(30)	136.4%
COVID-19 bad debt benefit (expense) (6)	—	15	(15)	(100.0)%
COVID-19 other related expenses (7)	—	(3)	3	(100.0)%
Business acquisition and integration related costs and other (8)	(66)	5	(71)	NM
Adjusted Operating expenses (Non-GAAP)	$4,351	$3,789	$562	14.8%

NM - Not Meaningful
(1)Consists primarily of the write-off of old leases ROU asset and lease liability of $9 million associated with entering into a new lease agreement for four distribution facilities for the 52 weeks ended December 31, 2022, non-CEO severance and related costs, and organizational realignment costs.

(2)Share-based compensation expense for expected vesting of stock awards and employee stock purchase plan.
(3)Represents the impact of LIFO reserve adjustments.
(4)Includes early redemption premium and the write-off of certain pre-existing debt issuance costs.
(5)Consists primarily of costs related to significant process and systems redesign across multiple functions.
(6)Includes the changes in the reserve for doubtful accounts expense reflecting the collection risk associated with our customer base as a result of the COVID-19 pandemic.
(7)Includes COVID-19 related costs that we are permitted to add back under certain agreements governing our indebtedness.
(8)Includes: (i) aggregate acquisition and integration related costs of $22 million for both fiscal years 2022 and 2021; (ii) contested proxy and related legal and consulting costs of $21 million for fiscal year 2022; (iii) CEO severance of $5 million for fiscal year 2022; (iv) favorable legal settlement recoveries of $29 million for fiscal year 2021; (v) other gains, losses or costs that we are permitted to add back for purposes of calculating Adjusted EBITDA under certain agreements governing our indebtedness.
(9)Represents our income tax provision (benefit) adjusted for the tax effect of pre-tax items excluded from Adjusted net income and the removal of applicable discrete tax items. Applicable discrete tax items include changes in tax laws or rates, changes related to prior year unrecognized tax benefits, discrete changes in valuation allowances, and excess tax benefits associated with share-based compensation. The tax effect of pre-tax items excluded from Adjusted net income is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.
(10)Adjusted Diluted EPS is calculated as Adjusted net income divided by weighted average diluted shares outstanding (Non-GAAP).
(11)For purposes of the Adjusted Diluted EPS calculation (Non-GAAP), when the Company has net income (GAAP), weighted average diluted shares outstanding (Non-GAAP) is used and assumes conversion of the Series A convertible preferred stock, and, when the Company has net loss (GAAP) and assumed conversion of the Series A convertible preferred stock would be antidilutive, weighted-average diluted shares outstanding (GAAP) is used.

US FOODS HOLDING CORP.
Non-GAAP Reconciliation
Net Debt and Net Leverage Ratios

($ in millions, except ratios)	December 31, 2022	January 1, 2022
Total Debt (GAAP)	$4,854	$5,011
Cash, cash equivalents and restricted cash	(211)	(148)
Net Debt (Non-GAAP)	$4,643	$4,863
Adjusted EBITDA (1)	$1,310	$1,057
Net Leverage Ratio (2)	3.5	4.6

(1) Trailing Twelve Months (TTM) Adjusted EBITDA
(2) Net Debt/TTM Adjusted EBITDA